Exhibit (c)(38)

Project Francis Conflicts Committee GP LLC Discussion Materials of the Board of Directors of Arkose October 3, 2018 PRIVATE AND CONFIDENTIAL. This document is being sent to you for your information only as an investment banking client of Gol dman Sachs and should not be forwarded outside of your organization. This document has been prepared by the Investment Banking Division and is not a produ ct of Goldman Sachs Global Investment Research. This document should not be used as a basis for trading in the securities or loans of the companies name d herein or for any other investment decision. This document does not constitute an offer to sell the securities or loans of the companies named herein or a solic itation of proxies or votes and should not be construed as consisting of investment advice. Goldman Sachs does not provide accounting, tax, or legal advice.

Disclaimer These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the Conflicts Committee of Board of Directors of Arkose GP LLC (the “Committee"), the general partner of Arkose GP LP (the "Company"), in connection with its consideration of the matters referred to herein. These materials and Goldman Sachs’ presentation relating to these materials (the “Confidential Information”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. The Confidential Information was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Confidential Information by persons other than those set forth above. Notwithstanding anything in this Confidential Information to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind. The Confidential Information has been prepared by the Investment Banking Division of Goldman Sachs and is not a product of its research department. Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, any other party to any transaction and any of their respective affiliates or any currency or commodity that may be involved in any transaction. Goldman Sachs’ investment banking division maintains regular, ordinary course client service dialogues with clients and potential clients to review events, opportunities, and conditions in particular sectors and industries and, in that connection, Goldman Sachs may make reference to the Company, but Goldman Sachs will not disclose any confidential information received from the Company. The Confidential Information has been prepared based on historical financial information, forecasts and other information obtained by Goldman Sachs from publicly available sources, the management of the Company or other sources (approved for our use by the Company in the case of information from management and non-public information). In preparing the Confidential Information, Goldman Sachs has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and Goldman Sachs does not assume any liability for any such information. Goldman Sachs does not provide accounting, tax, legal or regulatory advice. Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or any other party to any transaction or any of their respective affiliates and has no obligation to evaluate the solvency of the Company or any other party to any transaction under any state or federal laws relating to bankruptcy, insolvency or similar matters. The analyses contained in the Confidential Information do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. Goldman Sachs’ role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and Goldman Sachs does not assume responsibility if future results are materially different from those forecast. The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or the relative merits of any transaction or strategic alternative referred to herein as compared to any other transaction or alternative that may be available to the Company. The Confidential Information is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of such Confidential Information and Goldman Sachs assumes no responsibility for updating or revising the Confidential Information based on circumstances, developments or events occurring after such date. The Confidential Information does not constitute any opinion, nor does the Confidential Information constitute a recommendation to the Committee, any security holder of the Company or any other person as to how to vote or act with respect to any transaction or any other matter. The Confidential Information, including this disclaimer, is subject to, and governed by, any written agreement between the Company and the Committee, on the one hand, and Goldman Sachs, on the other hand. 2

2019 Dividend Policy Impact on Growth Rates Pro Forma Y.o.Y. Dividend Growth Per New GP Share (’20-’22) Prior Working Assumptions $ 2.58 40% 35% 2019 2020 2021 2022 Upstream / Midstream S.C. Proposal 30% $ 2.58 $ 1.38 Distribution 25% 2019 2020 2021 2022 Management Proposal (Mid-Point of Guidance Range) 20% $ 2.24 $ 1.56 15% 2020 2021 2022 2019 2020 2021 2022 Source: Arkose Projections and Bloomberg market data as of 1-Oct-2018 Note: Price date set based on date of Management proposal. GP proposal keep whole exchange ratio reflects aggregate cash and equity consideration paid to all Midstream Common Unitholders, excluding the special dividend. Upstream/Midstream proposal keep whole exchange ratio reflects the equity exchange ratio offered to Upstream. Management proposal keep whole exchange ratio reflects the aggregate consideration paid to Midstream Common Unitholders, including the special dividend. 3 $ 1.87 $ 1.21 Post 2019 Drivers: Working Assumptions & Midstream / Upstream Proposal: status quo coverage ratios Management Proposal: status quo AM DPU growth guidance $ 2.11 $ 1.69 $ 2.11 $ 1.69 $ 1.23 38% 29% 25% 25%22% 23%22% 20%20 % Keep Whole Exchange Ratios: Prior Working Assumptions: ~1.80x Midstream / Upstream Proposal: ~1.60x Management Proposal: ~1.83x

Implied Cash Flow to Upstream $ 1,526 $ 1,502 Cash Flow Status Quo Prior Working Assumptions Upstream / Midstream S.C. Proposal Management Proposal 2019 2020 2021 2022 Cash Source: Arkose Projections and Bloomberg market data as of 1-Oct-2018 4 Upstream 2019 Break-even: $0.18 / $91mm $ 297 $ 1,386 $ 1,244 $ 297 $ 297 $ 405 Cum.: $1,229 $ 408 Cum.: $1,204 $ 408 Cum.: $1,089 $ 355 $ 338 $ 334 $ 334 $ 296 $ 282 $ 268 $ 268 $ 247 $ 219 $ 219 $ 194 $ 191

Illustrative Impact on Coverage and Leverage Ratios Excludes Water Drop Per Management & Ratings Agency Methodology 2.87 x 2.74 x 2.55 x 2.33 x 1.31 x 1.17 x 1.11 x 1.05 x 2019 2020 2021 2022 2019 2020 2021 2022 2.95 x 2.74 x 2.55 x 2.33 x 1.17 x 1.17 x 1.11 x 1.05 x 2019 2020 2021 2022 2019 2020 2021 2022 2.86 x 2.68 x 2.46 x 2.22 x 1.34 x 1.27 x 1.27 x 1.22 x 2019 2020 2021 2022 2019 2020 2021 2022 Source: Arkose Projections and Bloomberg market data as of 1-Oct-2018 Note: Analysis excludes impact of changes in net interest expense resulting from changes in distribution profile. Absent a transaction, Midstream is forecast to have total leverage ratios of 2.34x, 2.23x, 2.11x, and 1.95x and coverage ratios of 1.31x, 1.17x, 1.11x, and 1.05x in 2019-2022 at year end 2019, 2020, 2021, and 2022, respectively. 5 Upstream / Midstream S.C. Proposal Management Proposal Prior Working Assumptions w/ $0.18 Dividend: 2.97x w/ $0.18 Dividend: 1.16x Illustrative Coverage Ratio Illustrative Total Leverage Ratio

INVESTMENT BANKING DIVISION

Liability Management Observations

Credit-Positive Factors	■ Positive outlook on Midstream and Upstream by Moody's; Stable outlook on both at S&P ■ Pro forma, fundamentals of the business and growth trajectory is not changing, creating no catalyst to de-link Upstream / Midstream corporate ratings ■ Both Midstream and Upstream are well below downgrade thresholds today and will remain in the same ratings "bucket" for key financial metrics following the transaction — Midstream key drivers are leverage and DPU coverage ■ Agencies generally view "collapse" transactions favorably as they eliminate the IDR burden and can result in improved DPU coverage ■ For Moody's specifically, notching of Midstream bonds could improve following senior notes issuance (achieves ~50/50 split in capital structure between secured and unsecured debt)
Potential Credit-Negative Considerations	■ A ~1x leverage increase at Midstream relative to agency expectations, while still below the thresholds for a downgrade (4x at both agencies), is a meaningful change from how the agencies view the business today ■ Revolver upsize at Midstream could offset notching benefit of additional senior notes, although a revolver upsize as credit positive is part of Moody's methodology and the agency tends to adhere to that methodological approach ■ Upstream is viewed on a consolidated basis with Midstream by Moody's; the incremental debt will be reflected in their credit metrics, but should not change the ratings mapping — Less common for the agencies to downgrade a credit on positive watch; typically would require a material shift
Factors to Emphasize in Ratings Agency Presentations	■ Reiterate management's financial policy at Midstream and expectation to be below 3x within 12 months ■ Provide clarity on strong DPU coverage on a go-forward basis ■ Bridge cash flow profile at Upstream to explain free cash flow impact

6